                                                                Exhibit 99.a

                   PRO FORMA COMBINED FINANCIAL INFORMATION

        On January 27, 1994, BankAmerica Corporation ("BAC") and Continental Bank Corporation ("Continental") entered into a definitive agreement to merge (the "Merger"), as more fully explained in Note A of the Notes to Pro Forma Combined Financial Information.

        The following unaudited Pro Forma Combined Balance Sheet as of March 31, 1994 combines the historical consolidated balance sheets of BAC and subsidiaries and Continental and subsidiaries as if the Merger had been effective on March 31, 1994 after giving effect to the purchase accounting and other Merger-related adjustments described in the Notes to Pro Forma Combined Financial Information. The unaudited Pro Forma Combined Statements of Operations present the combined results of operations of BAC and subsidiaries and Continental and subsidiaries for the quarter ended March 31, 1994 and for the year ended December 31, 1993 as if the Merger had been effective on January 1, 1993 after giving effect to the purchase accounting and other Merger-related adjustments described in the accompanying notes. These pro forma combined financial statements do not give effect to the proposed BAC acquisitions of Liberty Bank and United Mortgage Holding Company and subsidiaries that were pending at March 31, 1994 as these transactions were not considered significant to BAC and subsidiaries.

        The unaudited pro forma combined financial statements and accompanying notes reflect the application of the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the assets acquired and liabilities assumed based on their estimated fair values at the effective time of the Merger (the "Effective Time"). As described in the accompanying notes, estimates of the fair values of Continental and subsidiaries' assets and liabilities have been combined with the recorded values of the assets and liabilities of BAC and subsidiaries. However, changes to the adjustments included in the unaudited pro forma combined financial statements are expected as evaluations of assets and liabilities are completed and as additional information becomes available. In addition, the results of operations of Continental subsequent to March 31, 1994 will affect the allocation of the purchase price. Accordingly, the final pro forma combined amounts will differ from those set forth in the unaudited pro forma combined financial statements.

        The unaudited pro forma combined financial statements are intended for informational purposes only and are not necessarily indicative of the future financial position or future results of operations of the combined company, or of the financial position or results of operations of the combined company that would have actually occurred had the Merger been in effect as of the date or for the periods presented.

        These unaudited pro forma combined financial statements and the accompanying notes should be read in conjunction with and are qualified in their entirety by the consolidated financial statements, including accompanying notes, of BAC in its Annual Report on Form 10-K for the year ended December 31, 1993 and in its quarterly report on Form 10-Q for the quarter ended March 31, 1994. These unaudited pro forma combined financial statements and the accompanying notes should also be read in conjunction with and are also qualified in their entirety by the consolidated financial statements, including the accompanying notes, of Continental in its Annual Report on Form 10-K for the year ended December 31, 1993 and in its quarterly report on Form 10-Q for the quarter ended March 31, 1994. Portions of Continental's quarterly report on Form 10-Q for the quarter ended March 31, 1994 are incorporated by reference and filed as part of BAC's report on Form 8-K, which includes this Exhibit, dated May 12, 1994.

                  BANKAMERICA CORPORATION AND SUBSIDIARIES AND
                 CONTINENTAL BANK CORPORATION AND SUBSIDIARIES

                        PRO FORMA COMBINED BALANCE SHEET

                                 MARCH 31, 1994
                                  (UNAUDITED)

                                                                     OTHER
                                                                    MERGER-
                                                                    RELATED      PRO FORMA
                                                                  ADJUSTMENTS   ADJUSTMENTS
                                                                     DEBIT         DEBIT         PRO FORMA
(IN MILLIONS)                              BAC      CONTINENTAL    (CREDIT)      (CREDIT)        COMBINED
                                         --------   -----------   -----------   -----------      ---------
ASSETS
Cash and due from banks................  $ 10,455     $ 1,786        $(155)(I)    $  (946)(A)    $  11,140
Available-for-sale and held-to-maturity
  securities...........................    21,392       1,395           --             --           22,787
Loans..................................   123,406      11,714           --            (12)(C)      135,108
Less: Allowance for credit losses......     3,445         320           --             -- (D)        3,765
                                         --------     -------                     -------        ---------
  Net loans............................   119,961      11,394           --            (12)         131,343
Goodwill, net..........................     3,931          --           --             --            3,931
Identifiable intangibles, net..........     2,133          --           --             --            2,133
Unallocated portion of purchase
  price................................        --          --           --            578(B)           578
Other assets...........................    39,340       8,185           --            274(E)        47,799
                                         --------     -------        -----        -------        ---------
       Total Assets....................  $197,212     $22,760        $(155)       $  (106)       $ 219,711
                                         --------     -------        -----        -------        ---------
                                         --------     -------        -----        -------        ---------
LIABILITIES AND
  STOCKHOLDERS' EQUITY
Deposits...............................  $142,589     $12,869        $  --        $  (133)(F)    $ 155,591
Other liabilities......................    23,326       6,767           --           (250)(G)       30,343
Long-term debt and subordinated capital
  notes................................    14,434       1,190           --            (57)(H)       15,681
                                         --------     -------                     -------        ---------
  Total Liabilities....................   180,349      20,826           --           (440)         201,615
STOCKHOLDERS' EQUITY
Preferred stock........................     2,979         389           --            389(I)
                                                                                     (389)(I)        3,368
Common stock...........................       561         216           --            216(I)
                                                                                      (16)(I)          577
Additional paid-in capital.............     7,130       1,000           --          1,000(I)
                                                                                     (463)(I)
                                                                                      (26)(I)        7,619
Retained earnings......................     6,807         401           --            401(I)
                                                                                        6(J)         6,801
Net unrealized losses on available-
  for-sale securities, net of
  income tax effect....................      (252)         (6)          --             (6)(I)         (252)
Common stock in treasury, at cost......      (362)        (61)         155(I)         (61)(I)
                                                                                     (500)(I)          (17)
Loans to ESOP trust....................        --          (5)          --             (5)(I)           --
                                         --------     -------        -----        -------        ---------
  Total stockholders' equity...........    16,863       1,934          155            546           18,096
                                         --------   -----------      -----        -------        ---------
       Total Liabilities and
          Stockholders' Equity.........  $197,212     $22,760        $ 155        $   106        $ 219,711
                                         --------     -------        -----        -------        ---------
                                         --------     -------        -----        -------        ---------

        See notes to unaudited Pro Forma Combined Financial Information.

                  BANKAMERICA CORPORATION AND SUBSIDIARIES AND
                 CONTINENTAL BANK CORPORATION AND SUBSIDIARIES

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE QUARTER ENDED MARCH 31, 1994
                                  (UNAUDITED)

                                                                                       PRO FORMA
                                                                                      ADJUSTMENTS
                                                                                         DEBIT       PRO FORMA
(DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)            BAC     CONTINENTAL     (CREDIT)      COMBINED
                                                             -------   -----------    -----------    ---------
INTEREST INCOME:
Loans, including fees......................................  $ 2,206      $  176         $  (1)(C)    $ 2,383
Trading account assets.....................................      111          20            --            131
Available-for-sale and held-to-maturity securities.........      355          20            --            375
Other......................................................      141          60            --            201
                                                             -------   -----------       -----       ---------
  Total interest income....................................    2,813         276            (1)         3,090
INTEREST EXPENSE:
Deposits...................................................      697          92            (4)(F)        785
Long-term debt and subordinated capital notes..............      179          17            (3)(H)        193
Other......................................................      143          59            --            202
                                                             -------   -----------       -----       ---------
  Total interest expense...................................    1,019         168            (7)         1,180
                                                             -------   -----------       -----       ---------
  Net interest income......................................    1,794         108            (8)         1,910
Provision for credit losses................................      125          30            --            155
                                                             -------   -----------       -----       ---------
         Net interest income after provision for credit
           losses..........................................    1,669          78            (8)         1,755
NONINTEREST INCOME:
Deposit account fees.......................................      294          --            --            294
Credit card fees...........................................       82          --            --             82
Trust fees.................................................       67          26            --             93
Other fees and commissions.................................      266          51            --            317
Trading income.............................................       74          14            --             88
Other income...............................................      220          53            --            273
                                                             -------   -----------       -----       ---------
  Total noninterest income.................................    1,003         144            --          1,147
NONINTEREST EXPENSE:
Salaries...................................................      710          65            --            775
Employee benefits..........................................      158          14            --            172
Occupancy..................................................      165          12            (1)(E)
                                                                                            (2)(G)        174
Equipment..................................................      146           5            --            151
Amortization of intangibles................................      105          --             9(B)         114
Communications.............................................       78          --            --             78
Regulatory fees and related expenses.......................       70          --            --             70
Professional services......................................       58          --            --             58
Other expense..............................................      294          60            --            354
                                                             -------   -----------       -----       ---------
  Total noninterest expense................................    1,784         156             6          1,946
                                                             -------   -----------       -----       ---------
         Income from continuing operations before income
           taxes...........................................      888          66            (2)           956
Provision for (benefit from) income taxes..................      375           3            21(K)         399
                                                             -------   -----------       -----       ---------
             Income from continuing operations.............  $   513      $   63         $  19        $   557
                                                             -------   -----------       -----       ---------
                                                             -------   -----------       -----       ---------
EARNINGS PER SHARE(L)
Average number of shares (in thousands):
  Primary..................................................  357,569                                  368,040
  Fully diluted............................................  363,049                                  373,520
Income from continuing operations per common share
  Primary..................................................    $1.27                                    $1.33(L)
  Fully diluted............................................     1.26                                     1.31(L)

        See notes to unaudited Pro Forma Combined Financial Information.

                  BANKAMERICA CORPORATION AND SUBSIDIARIES AND
                 CONTINENTAL BANK CORPORATION AND SUBSIDIARIES

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1993
                                  (UNAUDITED)

                                                                                       PRO FORMA
                                                                                      ADJUSTMENTS
                                                                                         DEBIT       PRO FORMA
(DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)            BAC     CONTINENTAL     (CREDIT)      COMBINED
                                                             -------   -----------    -----------    ---------
INTEREST INCOME:
Loans, including fees......................................  $ 9,463      $  766         $  24 (C)    $10,205
Trading account assets.....................................      372          73            --            445
Securities available for sale and securities held
  for investment...........................................    1,389          66            --          1,455
Other......................................................      403         216             2 (E)        617
                                                             -------   -----------       -----       ---------
  Total interest income....................................   11,627       1,121            26         12,722
INTEREST EXPENSE:
Deposits...................................................    2,971         391           (51)(F)      3,311
Long-term debt and subordinated capital notes..............      840          78           (11)(H)        907
Other......................................................      375         188            (6)(G)        557
                                                             -------   -----------       -----       ---------
  Total interest expense...................................    4,186         657           (68)         4,775
                                                             -------   -----------       -----       ---------
  Net interest income......................................    7,441         464           (42)         7,947
Provision for credit losses................................      803         181            --            984
                                                             -------   -----------       -----       ---------
         Net interest income after provision for credit
           losses..........................................    6,638         283           (42)         6,963
NONINTEREST INCOME:
Deposit account fees.......................................    1,198          --            --          1,198
Credit card fees...........................................      354          --            --            354
Trust fees.................................................      294          98            --            392
Other fees and commissions.................................    1,083         194            --          1,277
Trading income.............................................      569         102            --            671
Other income...............................................      775         246            --          1,021
                                                             -------   -----------       -----       ---------
  Total noninterest income.................................    4,273         640            --          4,913
NONINTEREST EXPENSE:
Salaries...................................................    2,886         259            --          3,145
Employee benefits..........................................      573          54            --            627
Occupancy..................................................      684          50            (2)(E)
                                                                                            (2)(G)        730
Equipment..................................................      610          19            --            629
Amortization of intangibles................................      421          --            41(B)         462
Communications.............................................      330          --            --            330
Regulatory fees and related expenses.......................      309          --            --            309
Professional services......................................      268          --            --            268
Other expense..............................................    1,402         301            --          1,703
                                                             -------   -----------       -----       ---------
  Total noninterest expense................................    7,483         683            37          8,203
                                                             -------   -----------       -----       ---------
         Income from continuing operations before income
           taxes...........................................    3,428         240            (5)         3,673
Provision for (benefit from) income taxes..................    1,474         (18)          115(K)       1,571
                                                             -------   -----------       -----       ---------
             Income from continuing operations.............  $ 1,954      $  258         $ 110        $ 2,102
                                                             -------   -----------       -----       ---------
                                                             -------   -----------       -----       ---------
EARNINGS PER SHARE(L)
Average number of shares (in thousands):
  Primary..................................................  357,680                                  368,151
  Fully diluted............................................  363,244                                  373,715
Income from continuing operations per common share
  Primary..................................................    $4.79                                    $4.96(L)
  Fully diluted............................................     4.76                                     4.89(L)

        See notes to unaudited Pro Forma Combined Financial Information.

                  BANKAMERICA CORPORATION AND SUBSIDIARIES AND
                 CONTINENTAL BANK CORPORATION AND SUBSIDIARIES

               NOTES TO PRO FORMA COMBINED FINANCIAL INFORMATION

NOTE A:  BASIS OF PRESENTATION

     The Restated Agreement and Plan of Merger dated as of January 27, 1994 (the "Merger Agreement") provides that, at the Effective Time and subject to the election and allocation procedures provided for therein, each share of Continental common stock, par value $4 per share ("Continental Common Stock") outstanding at the Effective Time (other than shares for which appraisal rights are perfected), subject to certain exceptions, will be converted into either a number of shares of common stock of BAC, par value $1.5625 per share (the "Stock Consideration") or an amount in cash without interest (the "Cash Consideration").

     Under the Merger Agreement, the aggregate number of shares of common stock of BAC, par value $1.5625 per share (the "BAC Common Stock") to be issued in the Merger (the "Stock Amount") is equal to the product of (x) 0.8152 and
(y) 51% of the total number of shares of Continental Common Stock outstanding ending on the tenth calendar day prior to the anticipated Effective Time (the "Determination Date"). The Merger Agreement also provides that if, at the Effective Time of the Merger, more shares of Continental Common Stock are outstanding than are contemplated to be outstanding or subject to option pursuant to the representations and warranties of Continental in the Merger Agreement, then, at BAC's election, the Stock Amount, the Cash Consideration and the Stock Consideration will be adjusted downward to reflect the greater number of shares outstanding. In the unaudited Pro Forma Combined Balance Sheet, the Stock Amount is assumed to be approximately 21,400,000 shares of BAC Common Stock which, in turn, assumes that the number of shares outstanding as of the Determination Date is the same as the approximately 51,470,000 shares of Continental Common Stock outstanding as of March 31, 1994. Under the Merger Agreement, in addition to the impact of the number of shares of Continental Common Stock outstanding or subject to option at the Determination Date, the Stock Amount (i) will not change if the average of the closing prices per share of BAC Common Stock as reported on the New York Stock Exchange, Inc. ("NYSE") composite transactions tape for the ten consecutive days on which shares of BAC Common Stock are traded on the NYSE ending on the Determination Date (such average price, the "Final BAC Stock Price") is between $36.16 (the "Floor Price") and $55.84 (the "Ceiling Price"), (ii) will be adjusted downward if the Final BAC Stock Price is greater than the Ceiling Price, and (iii) is subject to possible adjustment upward if the Final BAC Stock Price is less than the Floor Price and if BAC elects to make the per share stock and cash adjustments set forth in the Merger Agreement.

     Under the Merger Agreement, the aggregate cash payable by BAC to holders of record of Continental Common Stock ("Continental Common Stockholders") pursuant to the Merger will equal a fixed amount regardless of the Final BAC Stock Price (except for immaterial changes due to rounding) and will vary only according to the total number of shares of Continental Common Stock outstanding at the Determination Date. For example, if there are 51,470,000 shares of Continental Common Stock outstanding at the Determination Date, then the aggregate cash payable by BAC to Continental Common Stockholders who are to receive cash will equal approximately $946 million and this will not change (except for immaterial changes due to rounding) regardless of changes in the Final BAC
Stock Price.

     Under the Merger Agreement, if the Final BAC Stock Price is less than the Floor Price, Continental will have the ability to terminate the Merger Agreement prior to the Effective Time unless BAC, within five days of Continental's election to terminate the Merger Agreement, exercises its option to adjust upward the Stock Consideration, the Cash Consideration and the Stock Amount so that the Stock Amount will be increased and the Stock Consideration and the Cash Consideration will be at least equal in value to the per share stock and cash consideration that would have been received if the Final BAC Stock Price had been equal to the Floor Price. This adjustment will only be made, at BAC's option, if the Final BAC Stock Price is less than the Floor Price, and may be made whether or not Continental has exercised its rights to terminate the Merger Agreement. If BAC elects to increase the Cash Consideration, the Stock Consideration and the Stock Amount, then such right of Continental to terminate the Merger Agreement will be extinguished.

     Under the Merger Agreement, if the Final BAC Stock Price is greater than the Ceiling Price, then the Cash Consideration, the Stock Consideration and the Stock Amount will be decreased so that the value of the per share cash and stock consideration that would be receivable by Continental Common Stockholders will be the same as if the Final BAC Stock Price were equal to the Ceiling Price. Under the Merger Agreement, such downward adjustment in the Cash Consideration, the Stock Consideration and the Stock Amount will automatically be made if the Final BAC Stock Price is greater than the Ceiling Price.









     At the Effective Time, subject to certain exceptions, each outstanding share of Continental Adjustable Rate Preferred Stock, Series 1, $50 stated value (the "Continental Series 1 Preferred Stock"), and Continental Adjustable Rate Cumulative Preferred Stock, Series 2, $100 stated value (the "Continental Series 2 Preferred Stock," and collectively with the Continental Series 1 Preferred Stock, the "Continental Preferred Stock"), except for shares of Continental Series 2 Preferred Stock as to which appraisal rights are perfected, will be converted into one share of BAC Adjustable Rate Preferred Stock, Series 1, $50 stated value (the "BAC Series 1 Preferred Stock") and one share of BAC Adjustable Rate Cumulative Preferred Stock, Series 2, $100 stated value (the "BAC Series 2 Preferred Stock," and together with the BAC Series 1 Preferred Stock, the "BAC Mirror Preferred"), respectively. The BAC Series 1 Preferred Stock and the BAC Series 2 Preferred Stock will have substantially the same terms as the Continental Series 1 Preferred Stock and the Continental Series 2 Preferred Stock, respectively.

     BAC currently anticipates that, after the Effective Time, it may redeem all or a portion of the BAC Mirror Preferred. The decision to redeem, and the amount of BAC Mirror Preferred to be so redeemed, are dependent upon receipt of regulatory approval, interest rates at the time such decision is made and the aggregate amount of cash and the aggregate value of shares of BAC Common Stock to be issued in the Merger, among other things.

     The following summarizes the total purchase price:

            (IN MILLIONS, EXCEPT PER SHARE DATA)
            Total market price of the Stock Amount (based
              on market price per share of $45.75 of BAC
              Common Stock on January 27, 1994)...........             $  979
            Estimated cash to be paid.....................                946
            Estimated fair value of BAC Mirror
              Preferred...................................                415
            Estimated BAC legal, investment banking and
              issuance costs..............................                  5
                                                                      -------
                      Total purchase price................             $2,345
                                                                      -------
                                                                      -------

     The closing of the Merger is subject to the satisfaction of certain conditions, including the approval of the transaction by the holders of a majority of the outstanding shares of Continental Common Stock and the obtaining of certain regulatory approvals. While the precise time of the Merger closing cannot be determined with certainty, the parties presently anticipate that the closing will take place in the third quarter of 1994.

     The Merger will be accounted for by BAC under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations" ("APB No. 16"), and accordingly, this method has been applied in the unaudited pro forma combined financial statements. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. Estimates of the fair values of Continental and subsidiaries' assets and liabilities as of March 31, 1994 have been combined with the recorded
March 31, 1994 values of the assets and liabilities of BAC and subsidiaries in the unaudited pro forma combined financial statements. However, purchase accounting adjustment amounts included in these unaudited pro forma combined financial statements will change as additional information becomes available. Based upon the available information, management of BAC currently estimates that the combined company's results of operations in any of the next five years will not be significantly affected as a result of purchase accounting.

     The unaudited Pro Forma Combined Balance Sheet is based on the consolidated balance sheet of BAC and subsidiaries and on the consolidated balance sheet of Continental and subsidiaries as of March 31, 1994. The unaudited Pro Forma Combined Statements of Operations are based on the consolidated statements of operations of BAC and subsidiaries and of Continental and subsidiaries for the quarter ended March 31, 1994 and for the year ended December 31, 1993. In addition, the unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1993 presents Continental's income before cumulative effect of accounting change for income taxes.

NOTE B: ALLOCATION OF THE PURCHASE PRICE

     The purchase price has been allocated as described in the table below.

        (IN MILLIONS)
        Net assets of Continental at March 31, 1994.....................      $1,934
        Increase (decrease) to Continental's net asset value at March
          31, 1994 as a result of estimated fair value adjustments:
             Loans......................................................         (12)
             Other assets...............................................         270
             Deposits...................................................        (133)
             Other liabilities..........................................        (217)
             Long-term debt and subordinated capital notes..............         (57)
                                                                             -------
                  Total estimated fair value adjustments................        (149)
        Accrual of liability for Merger-related costs...................         (18)
                                                                             -------
                  Total preliminary allocation of the purchase price....       1,767
        Unallocated portion of the purchase price.......................         578
                                                                             -------
                  Total purchase price..................................      $2,345
                                                                             -------
                                                                             -------

     Each of the allocations in the table above is described in more detail in the following Notes to Pro Forma Combined Financial Information.

     As explained in Note A, purchase accounting adjustments will change as additional information becomes available, which will have an effect on the ultimate allocation of the purchase price. Accordingly, the allocation of the purchase price has not been finalized and the unallocated portion of the purchase price of $578 million has been separately disclosed in the unaudited Pro Forma Combined Balance Sheet. In addition, the unallocated portion of the purchase price will change as a result of Continental's results of operations for periods subsequent to March 31, 1994.

     When the ultimate allocation of the purchase price is made, identifiable intangible assets and goodwill will be recorded and the unallocated portion of the purchase price will be eliminated from the unaudited Pro Forma Combined Balance Sheet. For purposes of calculating the amortization of identifiable intangibles and goodwill, BAC's management has preliminarily estimated that the amount of identifiable intangibles, including core deposit intangibles, will be approximately $200 million. The remaining amount of the current unallocated portion of the purchase price has been considered goodwill.

     Amortization expense of $9 million for the quarter ended March 31, 1994 and $41 million for the year ended December 31, 1993 related to the unallocated portion of the purchase price has been included in the unaudited Pro Forma Combined Statements of Operations. These amounts were calculated based on an accelerated method of amortization over a 10-year life for the estimated identifiable intangible balance and on the straight-line method of amortization over a 25-year life for the estimated goodwill balance. However, the final amounts and periods of benefit of intangible assets, as well as the final methods of amortization, have not been determined. An increase in the amount of the unallocated portion of the purchase price will result in a greater final allocation to goodwill, which will have a corresponding impact on amortization expense and will reduce tangible common equity. Accordingly, pro forma combined income from continuing operations for the quarter ended March 31, 1994 and for the year ended December 31, 1993 and the related pro forma combined per share amounts will change.

NOTE C:  LOANS

     Continental's carrying value of loans has been adjusted to its estimated fair value based on interest rates as of March 31, 1994, resulting in a discount of $12 million.

     The discount related to changes in interest rates includes the effect resulting from futures contracts and interest rate swaps used to hedge certain loans. The total fair value discount resulting from changes in interest rates has been amortized to interest income on loans over the estimated remaining maturities of the related loans, which range from one to five years.

NOTE D:  ALLOWANCE FOR CREDIT LOSSES

     Under the terms of the Merger Agreement, Continental's reserving policies and practices will be modified prior to the Effective Time to the degree necessary, consistent with generally accepted accounting principles ("GAAP") and Securities and Exchange Commission ("SEC") accounting procedures, to make them consistent with those of BAC. Continental will also adjust its loan loss and other real estate owned reserves prior to the Effective Time to the degree necessary, consistent with GAAP and SEC accounting procedures, in light of then anticipated post-Merger disposition of certain Continental assets. Any resulting adjustments to Continental's allowance for credit losses are not expected to be significant, will be recognized in Continental's statement of operations prior to the Effective Time and, therefore, have not been included in the pro forma combined financial statements. The pro forma combined allowance for credit losses will also be affected by other provisions for credit losses or net charge-offs of loans recorded by BAC or Continental subsequent to March 31, 1994 but prior to the Effective Time.

NOTE E:  OTHER ASSETS

     Continental's other assets have been adjusted as described in the table below.

        (IN MILLIONS)                                                     DEBIT (CREDIT)
        Fair value adjustment for interest-bearing deposits in banks....       $  2
        Fair value adjustment for trading account assets and equity
          investments...................................................         87
        Fair value adjustment for premises..............................        (91)
        Net adjustment of prepaid pension expenses......................        (20)
        Net deferred tax asset resulting from purchase accounting
          adjustments...................................................        292
                                                                             ------
             Subtotal...................................................        270
        Income tax effect of BAC restructuring expenses (see Note J)....          4
                                                                             ------
                                                                               $274
                                                                             ------
                                                                             ------

     The fair value premium on interest-bearing deposits in banks has been amortized to offset interest income over one year.

     A fair value adjustment for trading account assets of $29 million was recorded for those trading account assets that are traded in an illiquid market. These trading account assets were generally carried by Continental at the lower of cost or market value as of March 31, 1994. In addition, a fair value adjustment for equity investments of $58 million was recorded for those equity investments that are traded in an illiquid market. As of March 31, 1994, Continental generally carried these equity investments at cost.

     Continental's premises have been adjusted to their estimated fair values as of March 31, 1994 based on preliminary appraisals, valuations and other review procedures. Occupancy expense in the unaudited Pro Forma Combined Statements of Operations has been decreased by $1 million for the quarter ended March 31, 1994 and by $2 million for the year ended December 31, 1993 to reflect amortization of the fair value adjustment to premises using the straight-line method over 33 years.

     A net deferred tax asset was recorded related to the book and tax bases differences of assets acquired and liabilities assumed that resulted from purchase accounting adjustments. Also, additional deferred tax assets were recorded for previously unrecognized tax benefits of Continental that are expected to be realized in the future from the combined results of operations.

NOTE F:  DEPOSITS

     Continental's total deposits have been adjusted to their estimated fair values as of March 31, 1994 based on interest rates as of that date. The estimated fair value premium of $133 million relates to both domestic and foreign deposits and includes futures contracts and interest rate swaps used to hedge certain of these deposits. The premium has been amortized to offset interest expense over the estimated lives of the deposits, which range from one to ten years.

NOTE G:  OTHER LIABILITIES

     Other liabilities have been adjusted as described in the table below.

       (IN MILLIONS)                                                         (CREDIT)
                                                                           -------------
        Accrual of pension and postretirement benefit liability..........      $ (82)
        Accrual of stock option liability................................       (115)
        Fair value adjustment for lease commitments......................        (12)
        Accrual of vacation liability....................................         (2)
        Fair value adjustment for short-term borrowings..................         (6)
                                                                           -------------
             Subtotal....................................................       (217)
        Accrual of Merger-related costs..................................        (18)
        Accrual of BAC restructuring expenses (see Note J)...............        (10)
        Accrual of estimated BAC legal, investment banking and issuance
          costs..........................................................         (5)
                                                                           -------------
                                                                               $(250)
                                                                           -------------
                                                                           -------------

     The accrual of the pension and postretirement benefit liability represents the recognition of the existing benefit obligation related to Continental's supplemental retirement plan and postretirement healthcare plan.

     A liability of $115 million was recorded for the intrinsic value of Continental stock options outstanding at March 31, 1994. This liability represents the total of the differences between the option exercise prices and the value of the anticipated per share consideration to be received by Continental Common Stockholders in the Merger. This liability will be adjusted downward at the Effective Time to reflect the number of Continental stock options outstanding that will be converted to BAC stock options.

     Continental's lease commitments have been adjusted to their estimated fair values based on market rental rates as of March 31, 1994. The fair value adjustment resulted in a liability of $12 million related to leased premises. The fair value adjustment related to these leased premises has been amortized to offset occupancy expense using the straight-line method over the remaining lives of the respective lease terms, which range from one to twenty years. A reduction to occupancy expense of $2 million for the quarter ended March 31, 1994 and of $2 million for the year ended December 31, 1993 has been included in the unaudited Pro Forma Combined Statements of Operations related to the estimated amortization of this fair value adjustment.

     Continental's short-term borrowings have been adjusted to their estimated fair values as of March 31, 1994 based on interest rates as of that date. The estimated fair value premium of $6 million has been amortized to offset interest expense over an estimated life of one year.

     In addition, a liability for Merger-related costs of $18 million has been recorded in the unaudited Pro Forma Combined Balance Sheet, reflecting management's best estimate of separation and benefits costs related to Continental employees and employment assistance costs for separated Continental employees.

NOTE H:  LONG-TERM DEBT AND SUBORDINATED CAPITAL NOTES

     Continental's long-term debt has been adjusted to its estimated fair value as of March 31, 1994 based on interest rates as of that date. The estimated fair value premium of $57 million includes the effect of futures contracts and interest rate swaps used to hedge certain long-term debt instruments. The total fair value premium has been amortized to offset interest expense over the estimated lives of the instruments, which range from one to ten years.

NOTE I: STOCKHOLDERS' EQUITY

     Continental's stockholders' equity balances have been eliminated.

     At the Effective Time, the Continental Preferred Stock will be converted into an equal number of shares of BAC Mirror Preferred. The BAC Mirror Preferred is included in the unaudited Pro Forma Combined Balance Sheet at its estimated market value as of January 27, 1994. The fair value premium of $26 million over the $389 million stated value of the BAC Mirror Preferred has been included in additional paid-in capital.

     BAC expects to repurchase approximately $500 million of BAC Common Stock prior to the Effective Time. At March 31, 1994, BAC had repurchased 8,161,000 shares of its common stock on the open market for $345 million. In the Other Merger-Related Adjustments column in the unaudited Pro Forma Combined Balance Sheet, treasury stock has been increased by $155 million, the remaining amount of BAC Common Stock presently expected to be repurchased prior to the Effective Time.

     As explained in Note A, Continental's Common Stock will be converted into approximately 21,400,000 shares of BAC Common Stock at the Effective Time at an aggregate market value of approximately $979 million based on the market price of BAC Common Stock as of January 27, 1994. In the unaudited Pro Forma
Combined Balance Sheet, treasury stock has been reduced by $500 million, the amount of BAC Common Stock expected to be repurchased prior to the Effective Time. The Pro Forma Combined Balance Sheet assumes $500 million in value of treasury shares will be issued, thus reducing the number of shares of newly issued BAC Common Stock to approximately 10,471,000 shares. Common stock and additional paid-in capital have been increased by $16 million and $463 million, respectively, representing the value of the approximately 10,471,000 shares of newly issued BAC Common Stock.

     BAC's retained earnings have been reduced by $6 million for BAC restructuring expenses, net of applicable income taxes (see Note J).

NOTE J: BAC RESTRUCTURING EXPENSES

     A restructuring liability of $10 million has been recorded in the unaudited Pro Forma Combined Balance Sheet to reflect management's best estimate of separation and benefits costs related to BAC employees, employment assistance costs for separated BAC employees, systems conversion costs, and other restructuring expenses of BAC associated with the Merger. This liability resulted in a $6 million charge (after applicable income tax effects of $4 million) to retained earnings in the unaudited Pro Forma Combined Balance Sheet (see Notes E, G, and I). These BAC restructuring expenses are subject to change as further information becomes available. BAC restructuring expenses will be recorded at or immediately prior to the Effective Time and have not been included in the unaudited Pro Forma Combined Statements of Operations.

NOTE K: PROVISION FOR (BENEFIT FROM) INCOME TAXES

     The provision for (benefit from) income taxes has been increased by $21 million for the quarter ended March 31, 1994 and by $115 million for the year ended December 31, 1993 in the unaudited Pro Forma Combined Statements of Operations to remove tax benefits that would not be reflected in the statement of operations under purchase accounting and to reflect the tax provision for purchase accounting adjustments and for state tax expense on Continental's results of operations if the Merger had been effective on January 1, 1993.

     In addition, the related tax provision for the amortization of fair value adjustments for the quarter ended March 31, 1994 and for the year ended December 31, 1993 has been included in the unaudited Pro Forma Combined Statements of Operations.

NOTE L: EARNINGS PER SHARE

     Primary earnings per share are computed by dividing income from continuing operations applicable to common shareholders (income from continuing operations reduced by dividends on preferred stock) by the total of the average number of common shares outstanding and the additional dilutive effect of the stock options and warrants outstanding during the period. The dilutive effect of the stock options and warrants is computed using the average market price of BAC Common Stock for the period.

     Fully-diluted earnings per share are computed based on the average number of common shares outstanding during the period and the additional dilutive effect of stock options and warrants outstanding during the period. The dilutive effect of outstanding stock options and warrants is computed using the greater of the closing market price or the average market price of BAC Common Stock for the period. In addition, fully-diluted earnings per share for the quarter ended March 31, 1994 and for the year ended December 31, 1993 for BAC included the additional dilution that would result if BAC's outstanding shares of 6 1/2% Cumulative Convertible Preferred Stock, Series G (the "BAC Series G Preferred") had been converted at the beginning of the period. Correspondingly, income from continuing operations applicable to common stock was adjusted for dividends declared on the BAC Series G Preferred.

     As explained in Note A, Continental's Common Stock will be converted into approximately 21,400,000 shares of BAC Common Stock at the Effective Time. In addition, BAC expects to repurchase approximately $500 million of BAC Common Stock prior to the Effective Time. At March 31, 1994, BAC had repurchased $345 million of BAC Common Stock. The Pro Forma Combined Balance Sheet assumes that $500 million in value of treasury shares will be issued to Continental Common Stockholders, thus reducing the number of shares of newly issued BAC Common Stock to approximately 10,471,000 shares.